CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 033-60973 on Form N–1A of our report dated July 13, 2023 relating to the financial statements and financial highlights of the Fidelity Disruptors ETF (formerly Fidelity Disruptors Fund), a fund of Fidelity Covington Trust, appearing in the Annual Report on Form N-CSR of the Trust for the year ended May 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2023